Exhibit 99.1

Continental Resources, Inc. Announces Pricing of Public Offering of 10,000,000 Shares of Common Stock

ENID, Okla., March 3, 2011 /PRNewswire/ — Continental Resources, Inc. (NYSE: CLR) announced today the pricing of a public offering by it and certain selling shareholders of 10,000,000 shares of the Company’s common stock at a price of $68.00 per share. The offering included 9,170,000 shares sold by the Company and 830,000 shares sold by selling shareholders. The Company also granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any. The offering is expected to close on March 9, 2011. The net proceeds to the Company from the offering of approximately $600.2 million are expected to be used to accelerate the Company’s multi-year drilling program by funding its increased 2011 capital budget and to repay all amounts outstanding under the Company’s $750 million revolving credit facility. The Company will not receive any proceeds from the sale of the shares by the selling shareholders.

BofA Merrill Lynch and J.P. Morgan are acting as joint book-running managers for the offering. When available, a copy of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com; or J.P. Morgan c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling toll-free at 1-866-803-9204.

The registration statement relating to these securities has become effective by rule of the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in any such state or jurisdiction. The offering of the Company and selling shareholders’ common stock may be made only by means of a prospectus supplement and the accompanying prospectus.

Cautionary Statement

This press release includes forward-looking statements, which give the Company’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering of common stock and the use of proceeds therefrom. Such statements are subject to a number of risks and uncertainties, including those identified in “Item 1A. Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company does not undertake to update or revise its forward-looking statements as conditions change or as additional information becomes available.

CONTACT: Continental Resources, Inc.

Warren Henry, VP Investor Relations

580-548-5127

warrenhenry@contres.com